AUDITOR'S CONSENT



DEVISSER & COMPANY
CHARTERED ACCOUNTANTS
401-905 West Pender Street
Vancouver, B.C., Canada V6C 1L6
Tel: (604) 687-5447
Fax: (604) 687-6737



September 13, 2000


To whom it may concern:

We hereby authorize and consent to the use of our Notice to Reader, dated September 8, 2000, as an Exhibit to the above referenced filing and to the use of our name as it appears therein.

Sincerely,

/s/ Devisser & Company
Chartered Accountants